Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations
Stephen J. Hansbrough	Scott Liolios or Ron Both
Chairman & CEO	Liolios Group, Inc.
HearUSA, Inc	info@liolios.com
(561) 478-8770	(949) 574-3860

HearUSA Reports Revenues for Second Quarter 2009

West Palm Beach, Fla. – July 9, 2009 – HearUSA, Inc. (AMEX:EAR), the recognized leader in hearing care for the nation's top managed care providers through over 180 company-owned hearing care centers and a network of over 1,900 affiliated providers, reported revenues for the second quarter ended June 27, 2009.

Net revenues from continuing operations were approximately $22.7 million in the second quarter, which was unchanged from the previous quarter and decreased approximately 10% from $25.3 million in the same year ago period. Revenues from continuing operations exclude revenues from the company’s Canadian operations which were sold on April 27, 2009.

“Revenues continue to be affected by difficult market conditions,” said Stephen J. Hansbrough, HearUSA’s chairman and CEO. ”We are successfully implementing our cost control initiatives and expect to report improved sequential operating results for the second quarter.”

The company will provide further results in its complete second quarter earnings press release and conference call, which will be announced at a later date.

About HearUSA

HearUSA, Inc. provides hearing care to patients primarily through 180 company-owned hearing care centers, which offer a complete range of quality hearing aids with an emphasis on the latest digital technology. HearUSA Centers are located in California, Florida, New York, New Jersey, Massachusetts, Ohio, Michigan, Missouri, North Carolina and Pennsylvania. The company also derives revenues from its HearUSA Hearing Care Network, comprised of over 1,900 affiliated audiologists in 49 states, as well as its website that enables online purchases of hearing related products, such as batteries, hearing aid accessories and assistive listening devices. For further information, click on "investor information" at the HearUSA website: www.hearusa.com.

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